Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

April 18, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Galaxy Gaming, Inc.

Las Vegas, Nevada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K/A Amendment No. 1, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Galaxy Gaming, Inc. of our report dated April 14, 2012, relating to the financial statements of Galaxy Gaming, Inc., a Nevada Corporation, as of and for the periods ending December 31, 2011 and 2010.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan